                      Incentive Plan for Robert C. Greco
                    for Fiscal Year Ending March 31, 1996

1. This plan applies to the fiscal year ending 3/31/96. This plan is intended to compensate the Vice President of Product Development for his hard work in helping the company achieve both development goals and technical alliances with partners in the retail channel -- both of which are critical to the future of Active Voice.

This compensation is paid according to the terms and conditions of the Employment Agreement between Robert Greco and Active Voice, Inc. Should this additional compensation agreement in any manner be inconsistent with the Employment Agreement, the Employment Agreement shall prevail.

2. Salary will be increased for FY96 by 5% over FY95 to $9,000/mo as of April 1, 1995.

3.  Bonus for the Vice President of Development are as follows:

       40% of average salary for FY95 to be paid after the end of the fiscal year if 80% of all development goals reached. Between 80% and 50% of goals met, the bonus will be reduced simultaneously and proportionately from 20% to 0% of salary.

       An additional 10% of salary for alliance goal 0. 40% for alliance goal 1, 40% for alliance goal 2 and 20% for structure goal 1.

Maximum upside: 150% of salary, or $161,000, for a total comp of $270,000.

Specific objectives, both for alliances, structure and development goals, can be changed with agreement of the President if strongly affected by changing market conditions or financial strategies not under the control of Development.

4.  Bonuses are dependent upon:
       Expenses for his department being less than or equal to the budget, unless through written agreement with the President. Note: meeting the budget also includes having less than or equal to the planned number of heads in the last month of the year.

5. If the company's earnings goals are difficult to achieve, the board may, at their discretion, substitute ISO stock options for cash bonus dollars at a ratio of not greater than 2 options per $10.

6. Upon completion of the structure goals and alliance goals 0 and 2 attached, Mr. Greco is then entitled to and encouraged to take a sabbatical of 3 months duration, fully paid. However the President must agree in writing that the various duties of Mr. Greco will be covered appropriately in his absence.

Agreed to by compensation committee:

/s/  H. Kawaguchi           September 6, 1995
- -----------------------     -------------------
Director H. Kawaguchi               Date

/s/  Tom Alberg             January 18, 1996
- -----------------------     -------------------
Director Tom Alberg                 Date

           Additional Goals for Robert Greco Compensation Agreement
                              As of August, 1995

ALLIANCE GOALS

0. Demonstrations of our "future of voicemail in the home, office and inbetween" by Bob to the following people during FY 1996: Head of telephony for Lotus, head of telephony development for Novell, head of telephony development for Microsoft, head of product development for Delrina, head of product development for McCaw Wireless Division, head of telephony for Intel and three other modem manufacturers each with at least 5% of the fax/modem market, head of email for Compuserve or equivalent. As for timing, Compuserve or equivalent must be demo'd to by October 1995, and the rest can be done in order to meet Alliance Goal 1 below.

1. A technical commitment within FY 96 from at least one alliance partner to demonstrate the use of ViewMail or ViewCall either within their product or using hooks built into their product. The commitment must be significant first in that their people will plan to spend at least 6 manmonths helping us write software or writing software themselves; and second, the partner will announce the alliance in a press release featuring us and them exclusively. Alliance partners for the purpose of this paragraph would be as follows: Novell, Lotus (which includes CCMail), Delrina, and Microsoft and Compuserve (or equivalent). If the partner is Novell, a press release regarding an NLM by us would be sufficient. For Microsoft, a press release regarding an icon that they will OEM for ViewCall or ViewMail would be sufficient.

2. An acquisition of a company or its software in the field of home or retail voicemail that complements or replaces currently planned work by January 1996 with the following provisos: it must be clear that this acquisition will contribute to EPS of the company by one year from the date of acquisition; and a preliminary milestone that must be met is that we must make an offer to them by October 31, 1995.

STRUCTURE GOALS:

1. Announce with the VP of Sales and Marketing, by September 30, 1995, a structure for Product Management that results in harmony between Marketing and Development on the selection and development of new products. The results by the end of the fiscal year must include: one amazing new plain old voicemail feature; revenue per product predictions for all products; and a two year product plan.

12/6/95

To:  Bard
From:  Bob G.

re:  Proposed Changes to Compensation Agreement:


1st page -- 1 minor change:
5.  If the company's earnings goals ..... 2 options per $10. Vesting of these substitute options will be immediate upon grant.

3rd page
Modifications as to not pre-assume the company strategy which is crystalizing now with our new VP Doug and new structure. this makes goals more realistic.


            Additional Goal for Robert Greco Compensation Agreement
                              As of August, 1995

ALLIANCE GOALS

0. Demonstrations of the "Active Voice future vision and product strategy" by Bob to ten potential alliance partners during FY1996. These partners should include: Head of telephony for Lotus, head of telephony development for Novell, head of product development for McCaw Wireless Division, head of telephony for Intel and three other modem manufacturers each with at least 5% of the fax/modem market, head of email for Compuserve or equivalent. Other potential alliance partner demonstrations will contribute to this goal subject to approval by the President. As for timing, Compuserve or equivalent must be demo'd to by October 1995, and the rest can be done in order to meet Alliance Goal 1 below.

1. A technical commitment within FY96 from at least one alliance partner to demonstrate the integration of an Active Voice product within their product or by using hooks built into their product. The commitment must be significant first in that their people will plan to spend at least 6 personmonths helping us write software or writing software themselves; and second, the partner will announce the alliance in a press release featuring us and them exclusively. Alliance partners for the purpose of this paragraph would be as follows:
Novell, Lotus (which includes cc:Mail), Delrina, Microsoft and Compuserve
(or equivalent). If the partner is Novell, a press release regarding an NLM by us would be sufficient. For Microsoft, a press release regarding an icon that they will OEM for ViewCall or ViewMail would be sufficient. Other alliance partners may qualify subject to approval by the President.

2. An acquisition or investment with option to buy of a company or its software in the field of home or retail voicemail or any other field which is of strategic importance to Active Voice, that complements or replaces currently planned work by July 1996 with the following provisos: it must be clear that this acquisition will fit the near and long term financial objectives including increased EPS; and a preliminary milestone that must be met is that we must make an offer to them by March 31st, 1996.

STRUCTURE GOALS:

1. Announce with the VP of Sales and Marketing, by September 30, 1995, a structure for Product Management that results in harmony between Marketing and Development on the selection and development of new products. The results by the end of the fiscal year must include: one amazing new plain old voicemail feature (determined by opinion of the President) released or scheduled to be released in 1996; revenue per product predictions for all products; and a two year product plan.

APPROVAL OF ALL HIGHLIGHTED ITEMS

/s/ H. Kawaguchi           January 12, 1996



/s/ Tom Alberg              January 18, 1996